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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                          BUTLER MANUFACTURING COMPANY
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                      Filed by Butler Manufacturing Company
                             Pursuant to Rule 14a-12
                     of the Securities Exchange Act of 1934
                  Subject Company: Butler Manufacturing Company
                         Commission File No.: 001-12335

The following is a transcript of the Butler Manufacturing Company ("Butler") investor conference call to discuss Butler's fourth-quarter and year-end results held on Tuesday, February 17, 2004.

                                 * * * * * * * *

PRESENTATION

Operator

Operator: Good morning and welcome, ladies and gentlemen, to Butler Manufacturing's fourth quarter conference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. I will now turn the conference over to Larry Miller, Chief Financial Officer. Please go ahead, sir.

Larry Miller - Butler Manufacturing - CFO

Thank you and good morning, everyone. Thanks for joining us on the call. Let me read our position regarding forward-looking statements. Statements in this conversation concerning the company's business outlook for future economic performance, together with other statements that are not historical facts, are forward-looking statements as that term is defined under the federal securities laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties that could cause actual results to differ materially are reviewed in detail on page 16 of Butler's 2002 Annual Report to shareholders. I'll turn the call over to John Holland. John?

John Holland - Butler Manufacturing - Chairman and CEO

Larry, thank you. Thank you all for joining us the day after a holiday. I know that that made this a little bit more challenging in terms of the knowledge and awareness of the conference call for the quarter and also the other announcement we made Sunday on the acquisition by BlueScope Steel. First, I'm going to comment on the quarter and then we'll come back and talk a little bit more about the merger announcement.

Overall, the market for the year, FW Dodge market, was down about 3 percent in non-residential construction. And that marked the fourth consecutive decrease in non-residential construction in North America. The commercial segment was down 6 percent and the manufacturing segment was actually up 8 percent. But, as I indicated in our release, it was from a very low base. But nonetheless, it was a first positive signal of improvement in manufacturing structures in quite some time.

Manufacturing capacity utilization remains a little over 73 percent, still at a fairly low level, but we are seeing modest signs of improvement. And certainly the overall economic signals appear to be poised for further improvement in 2004 and that's why we indicated we believe, with the changes we've made and the cost reductions, that the company is on the path to a return to profitability in 2004.

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Our fourth quarter sales were up 20 percent, obviously led by our very strong business in China, which was up 98 percent. So obviously the majority of that increase related to China. But it was also the second largest increase was in our North American buildings business which was up 9 percent. The Metal Building Manufacturing Association reported sales in the fourth quarter up about 5 percent. So good improvement in our North American buildings business on the top line.

Gross profit was approximately $30 million for the quarter, compared to 29.4 million last year. The markets remain very competitive and obviously many of you know the commodity costs are rising rapidly. And that's steel, aluminum, lumber, copper, cement all going up. And we have certainly raised prices in our buildings, Vistawall business, to try to recapture and deal with that. But it's certainly a challenge going forward in '04.

SG&A continues to be very well-managed. We're keeping a tight lid on all expenses. SG&A was actually down 6 percent overall and it was up significantly in China, as you can imagine, based on a nearly 100 percent increase in sales. Our domestic employment level was down 6 percent as we again continue to make the adjustments we need to improve our results going forward.

I'll comment a little bit on the asset impairment. For the year the total, as you see in the release, was 7.2 million. 4.8 of that was related to our Lester business and 2.4 was related to our construction services. We provided an impairment charge on leasehold improvements pending the planned closure of that office as we combine our construction and North American buildings businesses in the early part of '04. Part of Lester was a re-capture, if you recall, it was a larger number on July as a result of not completing the sale in November. We did recapture about 2.2 million, which is reflected in the fourth quarter. So the net impairment charge is about $200,000 and that's offsetting the construction services charge.

Interest expense in the quarter is higher. It's related to paying the default rate. As you know, we announced in our October 30th release technical defaults under our debt agreements. For the quarter, we had pre-tax earnings of 2.2 million versus a loss of 600,000 the prior year.

Another big unusual item is the tax adjustment of 24.7 million, establishing a valuation reserve for deferred tax assets that were written off related to a going concern qualification that we will receive upon filing our audited financial statements later in the first quarter. This simply reflects the fact that we have not been able to extend our debt agreements as we had intended to, and obviously the realization of these tax assets under that scenario are problematic. The backlog is up 21 percent to 319 million at the end of the year. Our product backlog is up 17 percent and our construction backlog is up 33 percent.

Another factor, as we look at the momentum building in our business, or we believe to be building, is our fourth quarter orders in '03 versus '02 were up 27 percent. So again, we see signs of the economy beginning to improve and come through to investment decisions - admittedly at a low base and obviously it still remains very competitive in the marketplace out there. And so we continue to make progress and reduce our costs and certainly provide good quality service.

There were a number of product additions. The R Steel [sp] product that we added this year that that plant is now on line and we're very excited about what it will do for our customers. Our Mexican facility is up and running, and obviously all these are costs that we incurred in 2003 that should provide benefits in 2004.

Now, having provided a quick summary of the fourth quarter and 2003 results, I think obviously the bigger news was the announcement on Sunday, the fact that Butler had entered into a merger agreement with BlueScope Steel, based in Melbourne, Australia.

I think all of you are aware of Butler's strategic options. When we announced the default back in October on October 30th when we reported our third quarter results, our Board and senior management also announced that we would explore strategic options, which included raising private investment capital, asset sales and the sale of the company. Needless to say, there was considerable interest after that public announcement from parties in all of those categories. And we began a very deliberate and open process to look at all of those categories to solve Butler's financial challenges.

As it resulted, after numerous parties expressing interest, the Board and senior management agreed that BlueScope presented the best opportunity among those that were presented. We entered into an extensive due diligence period with that firm, and obviously it culminated in the announcement Sunday in the US, which was Monday in Australia - there is a 17-hour time difference between Kansas City and Melbourne. And as a result, we will go forward to complete this merger transaction. Our Board has approved it unanimously. We believe it's an excellent fit for Butler and its shareholders.

I'll comment on the valuation of $22.50 a share. Our market closing price on Friday was 22.10, so it may appear that there is not much of a premium but if you look back prior to our announcement last October - and I wouldn't use the point - but we actually closed at $16.98 on the 29th of October, the day prior to our announcing the exploration of strategic options. So when you compare the
22.50 against that single point estimate, it's a 33 percent premium. But I think if you go back and take a three-month average prior to that, which is probably a little better than just a single estimate, it's a 47 percent premium to that price. So obviously we think, given the time and cycle of where we're at, it's a fair value for the company.

The strengths of BlueScope obviously are significant. It's a very large, successful company, revenues of about $4 billion, net worth of approximately 3 billion, so tremendous financial strength that it brings to Butler. Also, excellent brands and a great, a complimentary alignment in terms of our geographies. Both Asia and North America are the two geographies that Butler and BlueScope are targeting. Certainly in China it will make us the clear pre-engineered building leader, combining BlueScope's premier buildings business with Butlers and really provide dominance and scale in that market.

In North America, obviously Butler remains number one, the strongest brand in the industry. And BlueScope's capabilities both in pre-engineered components as well as their quell [sp] coating and painting capabilities also provide additional dimensions for future growth for both businesses.

So we're quite excited about the cultural fit. We think there's a very close alignment in our corporate cultures, obviously strong brands for both companies. We believe they have done an extensive amount of due diligence and certainly represent the best fit overall for Butler and offer a great opportunity for this company to go forward.

In terms of kind of next steps, I think most of you are familiar with these transactions, both companies being public, BlueScope is traded in the Australian exchange and you can- they have an excellent web site where you can learn more about their company. First, we must file a report with the Justice Department, a Hart-Scott-Rodino report. It's basically for antitrust purposes but, as the release indicated, BlueScope does not have any direct competitive operations in the US, so we would expect that report to be filed shortly. And there shouldn't be any problem in receiving government approval.

In addition, we've got to file a proxy because this transaction requires approval of Butler's shareholders. We would expect that proxy to be filed yet this month. And obviously the SEC has to review it prior to it being released. And upon that, we would then schedule a meeting of Butler's shareholders, which we expect to do in April, to hold a vote. It takes a majority of Butler's shareholders to approve this transaction. Both the Board and senior management are recommending that to shareholders. And those are the major things. Obviously the merger agreement itself has the fairly typical conditions to close and that all will be contained in our proxy statement so that we really won't comment on any of the details until the proxy statement is available to all of our shareholders and interested parties

As I said, I think we're quite excited about this, clearly. It's been a difficult and challenging period for Butler in the non-res construction industry and to be aligned with an outstanding firm like BlueScope Steel with their financial strengths, brands and growth plans, it's an exciting day for our shareholders and our employees and customers.

With that, I would like to open the call to any questions that anyone might have.

QUESTION AND ANSWER

Operator

Thank you, sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your pushbutton telephone. If you wish to withdraw your question, please press star two. Your question will be taken in order it is received. Please stand by for your first question. Our first question comes from Ian Lapey with Third Avenue Management. Please state your question.

Ian Lapey - Third Avenue Management

Good morning. I guess could you talk a little bit more about the process, I guess how many - since there were a bunch of different strategic alternatives that you were looking at, how many companies actually looked at Butler in terms of a potential acquisition?

John Holland - Butler Manufacturing - Chairman, CEO

Good morning, Ian. Well first I think the proxy will contain a very detailed description of the process, the number of people that signed confidentiality agreements, the number of people that made proposals. It was a very open process, obviously with our public announcement and using George K. Baum [sp] to identify - George K. Baum being our financial advisers. And during that process I think there was a number of parties interested, some who actually got to the data room, met the qualifications. The thing that George K. Baum was able to do is ensure financial wherewithal and capability to complete a transaction.

As you know, when we are in the technical default situation with our lenders, obviously this was a part of that process, as you've seen in our payment deferral amendment and some of the other things with dates that were in there in terms of repayment of those notes. So the proxy will contain the very detailed steps and I'm going to wait until that is out there for all parties to see how the process was done. We believe this was a very open and very fair process.

Ian Lapey - Third Avenue Management

OK and where would you stand now in terms of potential other bids? Is there a termination penalty in this agreement or could you just talk about that a bit?

John Holland - Butler Manufacturing - Chairman, CEO

Well I mean for the proxy, you're going to hear this a lot, but the proxy will contain all that detail. Clearly, we're a public company, BlueScope is a public company. We made our announcement. What happens between now and getting to the shareholder vote remains to be seen. But our Board and we have advocated and recommend this transaction with BlueScope.

Ian Lapey - Third Avenue Management

OK and then on the quarter, in the release I didn't see any balance sheet information. Could you just sort of give maybe some of the highlights in terms of debt levels and shareholder's equity and things like that?

Larry Miller - Butler Manufacturing - CFO

Hey, Ian, this is Larry Miller. The fourth quarter, we typically don't produce the balance sheet or the cash flow statement until we issue our financial statements with the SEC.

Ian Lapey - Third Avenue Management

OK. And then I guess what is the expected role of management going to be with the combined company?

John Holland - Butler Manufacturing - Chairman, CEO

You know, at this stage it's obviously premature to know exactly what the role would be. Obviously I think most of us would prefer to remain a part and be a part of that transition but that's something that's not known at this point.

Ian Lapey - Third Avenue Management

OK and last question, can you comment at all - in the fourth quarter I guess you said orders were up 27 percent. Has that sort of strength sort of continued into 2004 so far?

John Holland - Butler Manufacturing - Chairman, CEO

Not at that level, no. I don't think we've seen that. Obviously the winter weather has had some effect but we continue to see good levels of quoting and signs of improvement in the economy.

Ian Lapey - Third Avenue Management

OK, great.  Thank you very much.

John Holland - Butler Manufacturing - Chairman, CEO

You're welcome.

Operator

The next question comes from John Braatz with Kansas City Capital. Please state your question.

John Braatz - Kansas City Capital

Morning, John. I think most of my questions were answered. But in terms of the activity levels going forward, is it in the manufacturing? I mean is it manufacturing commercial area? Where are you seeing the strength and is it across the board in terms of geographical areas?

John Holland - Butler Manufacturing - Chairman, CEO

Are you referring to our orders?

John Braatz - Kansas City Capital

Yes, yes, I'm sorry.

John Holland - Butler Manufacturing - Chairman, CEO

Well I'd say clearly we are seeing some pickup in the large building market, which you know for Butler is where we've always been very strong. And our builders are reporting a lot more activity in larger industrial type buildings. So I guess I would characterize it as if this economic improvement remains as it is and corporate profitability goes up and capacity utilization begins to improve, then that should bode well for our business. It typically has. On the other hand, we would say any pickup is gradual. That's the word I used in the third quarter and certainly I would continue to use that word, we would see a gradual improvement. And that's why we said in the release we do expect '04 to see a return to profitability for the company.

John Braatz - Kansas City Capital

Lastly, John, when would you expect - or maybe this is something that you can't answer - what some of the changes might be, the structural changes, management changes and things like that that BlueScope might initiate. Is there a time table that you are aware of?

John Holland - Butler Manufacturing - Chairman, CEO

Well I think if you listen to their web cast Sunday our time, Monday their time, as Kirby Adams, their CEO, said, obviously there's not a huge amount of overlap between the two businesses. But until they're in control, he said - I think he used the term "presumptuous" - of them to really get too involved in what changes they might want to make. So that's the best answer I can give you at this point. We don't know.

John Braatz - Kansas City Capital

OK, thank you.

Operator

Thank you. As a reminder, ladies and gentlemen, if you wish to ask a question at this time, please press star followed by one on your pushbutton telephones. The next question comes again from Ian Lapey. Please state your question.

Ian Lapey - Third Avenue Management

Hi, a couple of other quick ones. It doesn't say specifically in the release, I assume this is a cash - the 22.50 - is in cash, right?

John Holland - Butler Manufacturing - Chairman, CEO

Yes, I'm sorry, Ian, I should have said that. It is an all-cash merger at $22.50 a share.

Ian Lapey - Third Avenue Management

OK and what was the impact from the Lester Division in the quarter? I guess how much in losses did that contribute and have you seen any pickup there at all?

John Holland - Butler Manufacturing - Chairman, CEO

Yeah what I would tell you is just Lester has clearly shown improvement, as we got through their restructuring. And they've got nice momentum. Their backlog, as they enter '04, is up substantially. And obviously the restructuring and the work we've done over the last 18 months to two years in that business really has put it on a sound basis. So it was not a negative in the fourth quarter at all. In fact, it was a positive compared to the fourth quarter of '02. Still a relatively small business and the strategic fit obviously in our view is still not - it's still not a strategic fit for the company in terms of the business it's in. All its competitors are small regional private companies, with the exception of Morton. And even Morton is private but much larger than the other competitors in the wood frame building business.

Ian Lapey - Third Avenue Management

OK and last thing, in terms of the Louisiana Pacific, has there been any update in terms of when you would expect to receive that award from them and would the merger have any impact on that?

John Holland - Butler Manufacturing - Chairman, CEO

Well first, obviously as you know, both - the award was bifurcated. Part when to the Federal Ninth District in San Francisco and part is at the appellate level in the state of Minnesota. As far as the state of Minnesota, we expect a ruling by the appellate court in February. And obviously we would - our attorneys view that we would expect a favorable ruling, or at least we would hope so. For [unintelligible] sake, I'd say it's split about 20 million at the state level and 10 at the federal level. And so whether we prevail or not, we expect to prevail. It's likely that that might be appealed onto the state Supreme Court. So the uncertainty of when that might be received or if that might be received, while it was a consideration our Board made in terms of evaluating the merger transaction, it's still highly uncertain. And even if we prevailed on all counts and received both the federal and state funds immediately, as you know, that 30 million simply would not address the 90 million that is now current and due to our senior notes and the funding of our letters of credit. The cash would help. Clearly it would also enable us to utilize those deferred tax assets very quickly as well. But it's uncertain. We expect something at the state level yet this month. The federal level, later this year would be our hope but there's no real guarantee as to when they might rule out the Ninth Circuit.

Ian Lapey - Third Avenue Management

OK, great.  Thank you.

John Holland - Butler Manufacturing - Chairman, CEO

You're welcome.

Operator

Thank you. As a final reminder, ladies and gentlemen, if you wish to ask a question at this time, please press star, one on your pushbutton telephones. Gentlemen, I am showing there are no further questions in queue at this time.

John Holland - Butler Manufacturing - Chairman, CEO

Very good. Well thank you. For those of you who are able to join our call, I know it was a little bit of a challenge following a holiday but obviously the importance of getting the announcement out and working with the folks in Australia and the time difference is a challenge. But nonetheless, I know there will be follow-up questions for Larry that he might be able to answer on the financial results. And as we indicated, until the proxy is out for all parties to review - and it will contain the details of the process and the merger agreement - we really will not be able to comment on specific questions you might have about the transaction.

Thank you all for joining the call today.

Operator

Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 338730. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END

                                 * * * * * * * *

In connection with Butler and BlueScope Steel Limited, an Australian corporation ("BlueScope"), entering into an Agreement and Plan of Merger, dated as of February 15, 2004, pursuant to which BSL Acquisition Corporation, a wholly-owned subsidiary of BlueScope, will merge with and into Butler (the "Merger"), and Butler will become a wholly-owned subsidiary of BlueScope, Butler will be filing a proxy statement and other relevant documents concerning the transaction with the SEC. The proxy statement will be mailed to the stockholders of Butler. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER, STOCKHOLDERS OF BUTLER ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Shareholder Relations, Butler Manufacturing Company, 1540 Genessee, Kansas City Missouri 64102 P.O. Box 419917 (Telephone:
(816) 968-3000). In addition, documents filed with the SEC by Butler will be available free of charge at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by Butler at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Butler and BlueScope and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the Butler stockholders in favor of the Merger. Certain executive officers and directors of Butler have interests in the merger, including, among others, change of control payments, acceleration of and/or vesting of restricted stock, deferred compensation and fees and stock options and their ownership of Butler's common stock, and their interests will be described in the proxy statement when it becomes available.

FORWARD-LOOKING STATEMENTS

Statements in this document concerning Butler's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in Butler's 2002 Annual Report to Shareholders on page 16.